EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated November 26, 2008 accompanying the consolidated financial statements and schedule, and on the effectiveness of internal control over financial reporting included in the Annual Report of J & J Snack Foods Corp. and Subsidiaries on Form 10-K for the year ended September 27, 2008.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of J & J Snack Foods Corp. and Subsidiaries on Forms S-8 (File No. 333-111292, effective December 18, 2003, File No. 333-94795, effective January 18, 2000, File No. 333-03833, effective May 16, 1996).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
November 26, 2008